UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2016

CARBONITE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35264	33-1111329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Two Avenue de Lafayette, Boston, Massachusetts 02111
(Address of principal executive offices, including ZIP code)
(617) 587-1100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §230.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §13e-4(c))

Item 5.02(c)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2016, Carbonite, Inc. (the “Company”) announced that Mr. Norman Guadagno has been appointed as SVP, Marketing, effective January 11, 2016. Also on January 6, 2016, Ms. Nancy McIntyre tendered her resignation as Chief Marketing Officer of the Company to pursue other opportunities.
Since February 2011, Mr. Guadagno, age 52, has had various levels of responsibility for overall client strategy, client satisfaction and account growth for Wire Stone, LLC ("Wire Stone"), an independent digital marketing agency. During his time at Wire Stone, Mr. Guadagno served as Senior Vice President of Marketing Strategy from July 2015 to December 2015, Vice President of Client Engagement from February 2014 to July 2015, Managing Director from March 2012 to February 2014, and Solution Architect from February 2011 to March 2012. Prior to Wire Stone, Mr. Guadagno served as a Principal for Methodologie, Inc. (“Methodologie”), a design and communications strategy firm, from October 2009 to December 2010, where he was responsible for client strategy and account growth. Prior to Methodologie, Mr. Guadagno held various roles at Microsoft Corporation (“Microsoft”) where he led various marketing and strategy teams, and was responsible for the Application Lifecycle Management (ALM) business with revenue, adoption and field satisfaction targets. There are no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K or transactions with related persons required to be disclosed pursuant to Item 404(a) of Regulation S-K involving Mr. Guadagno.
On January 6, 2016, the Company entered into an offer letter agreement with Mr. Guadagno setting forth the terms of his employment as the Company’s SVP, Marketing.The offer letter agreement provides for an annual base salary of $275,000, subject to increases and modifications as determined by our board of directors or its compensation committee. The offer letter agreement also provides for a sign-on bonus of $65,000 of which Mr. Guadagno is obligated to repay a prorated amount in the event that he voluntarily terminates his employment within one year from its commencement. Mr. Guadagno will be eligible to participate in the Company’s executive incentive bonus plan and in other benefit programs that the Company establishes and makes available to its employees from time to time, to the same extent available to similarly situated employees of the Company.
Pursuant to the offer letter agreement, Mr. Guadagno will also be granted $200,000 in value of restricted stock units of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, which restricted stock units shall vest in 25% annual installments beginning on the first anniversary of employment, contingent upon Mr. Guadagno’s continued employment with the Company. If, during the first twelve months after a change of control of the Company, Mr. Guadagno is terminated without cause or is constructively terminated by the Company, all of Mr. Guadagno’s then-unvested equity shall vest immediately prior to the termination date.
In addition, if Mr. Guadagno’s employment is terminated by the Company within his first year of employment without cause or if Mr. Guadagno is constructively terminated by the Company, he will be entitled to receive a payment in an amount equal to (i) three times his then-current monthly base salary plus (ii) three times the monthly amount that the Company paid for his participation in the Company’s health insurance plan during the month immediately preceding the termination date, in each case subject to Mr. Guadagno’s valid execution and delivery of a full release in favor of the Company. If Mr. Guadagno’s employment is terminated by the Company after his first year of employment without cause or if Mr. Guadagno is constructively terminated by the Company, he will be entitled to receive a payment equal to (i) six times his then-current monthly base salary plus (ii) six times the monthly amount that the Company paid for his participation in the Company’s health insurance plan during the month immediately preceding the termination date, in each case subject to Mr. Guadagno’s valid execution and delivery of a full release in favor of the Company.
The foregoing summary of Mr. Guadagno’s offer letter agreement is summary in nature and is qualified in its entirety by reference to the offer letter agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Offer Letter Agreement with Norman Guadagno, dated January 6, 2016
99.1	Press Release dated January 6, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized on January 6, 2016.

CARBONITE, INC.

By:	/s/ Danielle Sheer
Name:	Danielle Sheer
Title:	General Counsel, Vice President and Corporate Secretary